Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2015 (June 5, 2015 as to Note 17) relating to the consolidated financial statements of MINDBODY, Inc. and subsidiaries appearing in the Prospectus included in Registration Statement No. 333-204068 of MINDBODY, Inc.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
June 18, 2015